Exhibit 99.1

Contact: Liz Sharp, VP Investor Relations

Smith & Wesson Brands, Inc.

(413) 747-6284

lsharp@aob.com

Smith & Wesson Brands, Inc. Announces Record and

Distribution Dates for American Outdoor Brands, Inc. Spin-Off

SPRINGFIELD, Mass., July 31, 2020 – Smith & Wesson Brands, Inc. (NASDAQ Global Select: SWBI), one of the world’s leading providers of firearms and quality products for the shooting, hunting, and rugged outdoor enthusiast, today announced that its board of directors has approved the previously announced separation from Smith & Wesson Brands, Inc. of its outdoor products and accessories business into an independent, publicly traded company. Upon consummation of the spin-off, the two companies will consist of:

•	Smith & Wesson Brands, Inc., which will include the firearms business; and

•	American Outdoor Brands, Inc., which will include the outdoor products and accessories business.

Smith & Wesson Brands will effect the separation through a spin-off whereby it will distribute 100 percent of the shares of American Outdoor Brands common stock to Smith & Wesson Brands’ stockholders of record as of the close of business on the record date of August 10, 2020 on a pro rata basis. The distribution of American Outdoor Brands’ shares is expected to be completed effective as of 12:01 a.m. Eastern Time on August 24, 2020, with Smith & Wesson Brands stockholders receiving one share of American Outdoor Brands common stock for every four shares of Smith & Wesson Brands stock. No fractional shares will be distributed in connection with the spin-off. A cash payment will be made in lieu of any fractional shares.

Following the spin-off, American Outdoor Brands will be a separate publicly traded company independent from Smith & Wesson Brands. Smith & Wesson Brands will not retain any American Outdoor Brands common stock. Smith & Wesson Brands will continue to be listed on NASDAQ under the symbol “SWBI.” American Outdoor Brands has received approval for the listing of its common stock on NASDAQ under the symbol “AOUT.”

Beginning on or about August 10, 2020 up to and including the distribution date, it is expected that there will be two ways to trade Smith & Wesson Brands common stock – either with or without the distribution of American Outdoor Brands common stock:

•

A ‘regular way’ market (NASDAQ: SWBI) in which shares of Smith & Wesson Brands common stock will trade with an entitlement to receive shares of American Outdoor Brands common stock on the distribution date; and

•

An ‘ex-distribution’ market (NASDAQ: SWBIV) in which shares of Smith & Wesson Brands common stock will trade without an entitlement to receive shares of American Outdoor Brands common stock on the distribution date.

Smith & Wesson Brands expects that a “when-issued” public trading market for American Outdoor Brands common stock will commence on or about August 10, 2020 under the symbol “AOUTV,” and will continue up to and including the distribution date. Beginning on the day following the distribution date, all shares of Smith & Wesson Brands common stock and American Outdoor Brands common stock will be separately traded only on a “regular way” market.

No action is required by Smith & Wesson Brands’ stockholders in order to receive shares of American Outdoor Brands common stock in the distribution. Prior to the distribution date, an information statement containing details of the spin-off and information about American Outdoor Brands will be mailed to Smith & Wesson Brands’ stockholders prior to the distribution date. Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling shares of Smith & Wesson Brands common stock on or before the distribution date.

The spin-off is subject to customary conditions, including receipt of a tax opinion from counsel, effectiveness of the Form 10 registration statement filed with the Securities and Exchange Commission, execution of intercompany agreements, and other conditions described in the registration statement.

Cowen is serving as financial advisor; Greenberg Traurig, LLP is serving as legal counsel; and Ernst & Young is serving as accounting and tax advisor.

About Smith & Wesson Brands, Inc.

Smith & Wesson Brands, Inc. (NASDAQ Global Select: SWBI) is a provider of quality products for shooting, hunting, and rugged outdoor enthusiasts in the global consumer and professional markets. The company manufactures handgun, long gun, and suppressor products sold under the iconic Smith & Wesson®, M&P®, Thompson/Center Arms™, and Gemtech® brands, as well as provides forging, machining, and precision plastic injection molding services. For more information call (844) 363-5386 or log on to www.smith-wesson.com.

About American Outdoor Brands, Inc.

American Outdoor Brands, Inc. (NASDAQ Global Select: AOUT) is an industry leading provider of shooting, reloading, gunsmithing and gun cleaning supplies, specialty tools and cutlery, and electro-optics products and technology for firearms. The company produces innovative, top quality products under the brands Caldwell®; Crimson Trace®; Wheeler®; Tipton®; Frankford Arsenal®; Lockdown®; BOG®; Hooyman®; Smith & Wesson® Accessories; M&P® Accessories; Thompson/Center Arms™ Accessories; Performance Center® Accessories; Schrade®; Old Timer®; Uncle Henry®; Imperial®; BUBBA®; UST®; and LaserLyte®. For more information about all the brands and products from American Outdoor Brands, Inc., visit www.aob.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, among others, our proposed spin-off of our outdoor products and accessories business, which will create two independent, publicly traded companies: Smith & Wesson Brands, Inc. (the firearm business) and American Outdoor Brands, Inc. (the outdoor products and accessories business); the expected timing of the distribution; and the expected ‘regular way’ market, ‘ex-distribution’ market, and “when issued” market for our common stock. We caution that these statements are qualified by important risks, uncertainties, and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, economic, social, political, legislative, and regulatory factors; the potential for increased regulation of firearms and firearm-related products; actions of social activists that could have an adverse effect on our business; the impact of lawsuits; the demand for our products; the state of the U.S. economy in general and the firearm industry in particular; general economic conditions and consumer spending patterns; our competitive environment; the supply, availability, and costs of raw materials and components; the impact of protectionist tariffs and trade wars; speculation surrounding fears of terrorism and crime; our anticipated growth and growth opportunities; our ability to increase demand for our products in various markets, including consumer, law enforcement, and military channels, domestically and internationally; our penetration rates in new and existing markets; our strategies; the completion of our proposed spin-off and the operations and performance of the two separate companies thereafter; our ability to maintain and enhance brand recognition and reputation; our ability to introduce new products; the success of new products; our ability to expand our markets; our ability to integrate acquired businesses in a successful manner; the general growth of our outdoor products and accessories business; the potential for cancellation of orders from our backlog; and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2020.